LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services
Annual Statement of Compliance

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re:
Morgan Stanley Capital I Inc. Trust 2007-4SL (the “Trust”), Mortgage Pass Through Certificates, Series 2007-4SL, issued pursuant to the Trust Agreement dated as February 1, 2007 (the “Agreement”), between MORGAN STANLEY CAPITAL I INC., a Delaware corporation, as depositor (the “Depositor”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”)

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

1. A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President